EXHIBIT 10.03

FLEX LTD.

AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN

(As Amended and Restated Effective August 6, 2026)

In order to encourage the retention of key management employees of Flex Ltd., a Singapore registered public company limited by shares and having company registration no. 199002645H (the “Company”), the Company adopted the Executive Severance Plan effective March 5, 2025 (as amended and restated effective August 6, 2026, this “Plan”). The purpose of the Plan is to provide severance benefits to a group of employees of the Company and its participating Affiliates (as defined below) and the Plan is intended to be subject to ERISA as an unfunded employee welfare benefit plan primarily providing benefits for a select group of management or highly compensated employees.

1. ELIGIBILITY. Participants in this Plan are those individuals who are classified as employees of the Company or one of its Affiliates who are at or above Grade 35, including the Chief Executive Officer of the Company (the “CEO”) (the “Participant” or “Participants”). This Plan provides severance benefits to Participants whose employment is terminated by the Company without Cause and not as a result of the Participant’s death or Permanent Disability or who terminate their employment for Good Reason, as those terms are defined below. Notwithstanding the foregoing, this Plan shall not apply to any person who is party to another plan or agreement providing for severance benefits and such person shall not be eligible to receive any benefits under this Plan. This exclusion does not apply to severance benefits plans funded in whole or in part by Participants, such as 401(k)s, IRAs, non-qualified deferred compensation plans, etc., or to equity awards for which special treatment is provided in connection with the termination of a Participant’s employment. Notwithstanding any other provision of this Plan, no Participant shall be eligible for benefits under Section 3 of this Plan or otherwise under this Plan if such Participant's termination of employment occurs in connection with a spin-off, stock distribution, divestiture, or similar corporate transaction and in connection therewith (i) such Participant is offered employment with the entity or business resulting from such transaction or any of its Affiliates, (ii) such Participant’s employment is transferred between the Company and an Affiliate (or between Affiliates), and/or (iii) such Participant becomes employed by, or continues in employment with, an entity that ceases to be an Affiliate of the Company; provided that, the foregoing shall not affect any right Participant may have under the terms of this Plan to terminate Participant’s employment for Good Reason, as may be applicable.

The Plan and the Plan Documents are written based on the provisions of U.S. law and the concept of “at-will” employment, but will be modified to meet local legal requirements, provided that the broad principles and the amounts payable under this Plan are expected to be followed to the maximum extent permissible by law.

2. TERMINATION OF EMPLOYMENT.

(a) General; Qualifying Termination. In the event of (i) the termination of a Participant’s employment by the Company or an Affiliate without Cause (as defined below) and not as a result of the Participant’s death or Permanent Disability, or (ii) a Participant’s termination of his or her employment with the Company and its Affiliates for Good Reason (as defined below with respect to such Participant) (either such termination of employment, a “Qualifying Termination”), if (x) such Qualifying Termination occurs outside the Change of Control Protection Period (as defined below), such Participant (if other than the CEO) will be required to sign a Transition and Release Agreement in a form provided by the Company (the “Transition Agreement”) pursuant to which such Participant agrees to provide transition services to the Company consistent with the Plan for a period of 12 months (or such shorter or longer period as set forth in the Transition Agreement) following the transition commencement date specified in the Transition Agreement (the “Transition Period”) in order to receive benefits under this Plan, or, (y) if such Qualifying Termination occurs during the Change of Control Protection Period (as defined below) for any Participant (including the CEO), or outside the Change of Control Protection Period for the CEO, such Participant will be required to sign a general release of claims in favor of the Company and its Affiliates in a form provided by the Company (the “Release”) in order to receive benefits under this Plan.

(b) Termination without Cause or Termination for Good Reason. In the case of the termination of a Participant’s employment without Cause, the Company will provide written notice to the Participant of the Company’s election to terminate the Participant’s employment without Cause and simultaneously provide the Participant with the Transition Agreement or Release (as applicable). In the case of a Participant’s termination of employment for Good Reason, the Participant must provide written notice to the Company of a Good Reason condition and at least thirty (30) days’ written notice to the Company of the Participant’s election to terminate employment, in accordance with Section 8(c) hereof, within 90 days after the initial existence of the condition. For the avoidance of doubt, failure for any reason to give written notice to the Company of a Good Reason condition during such 90-day period shall be deemed a waiver of the right to claim a voluntarily termination for Good Reason under this Plan in relation to such event. If the specified Good Reason condition remains uncorrected for 30 days after the Company receives such notice, the Company shall provide Participant with the Transition Agreement or Release (as applicable). For the avoidance of doubt, the Company may notify Participant before the Good Reason correction period expires that it will not correct the circumstance and the correction period shall end immediately.

(i)    Participants Provided with a Transition Agreement.

(A) If such a Participant who is described in clause (x) of Section 2(a) of this Plan executes the Transition Agreement within the applicable review period and does not revoke the Transition Agreement (such that the Transition Agreement becomes effective and irrevocable in accordance with its terms), the Participant’s employment status shall be governed by the terms of the Transition Agreement and the Participant’s compensation and benefits shall be governed by the terms of the Transition Agreement.

(B) If such Participant is presented with and does not execute the Transition Agreement within the applicable review period, or if such Participant revokes the executed Transition Agreement during the applicable revocation period, the Participant’s employment will terminate immediately following expiration of the applicable review period (or immediately following such revocation, as applicable). Such Participant will not be entitled to any of the payments or benefits under the Transition Agreement. Such Participant shall be paid only (1) any earned but unpaid base salary and any outstanding expense reimbursements submitted and approved in accordance with the Company’s expense reimbursement policies, (2) any accrued and unused paid time off, and (3) other unpaid vested amounts or benefits under the Company’s or any of its Affiliates’ compensation, incentive and benefit plans in which the Participant participates, in each case as of the effective date of termination of such Participant’s employment with the Company and its Affiliates (the “Accrued Benefits”).

(ii)    Participants Provided with a Release. The employment of such a Participant who is described in clause (y) of Section 2(a) of this Plan will terminate at the time specified in the written notice of termination of employment provided by the Company or the Participant (as applicable), or at such earlier time as may be determined by the Company.

(A) If such Participant executes the applicable Release within the applicable review period and does not revoke the Release (such that the Release becomes effective and irrevocable in accordance with its terms), such Participant shall receive the benefits set forth in the applicable provisions of Section 3 of this Plan, subject to the terms and conditions of this Plan and the Release.

(B) If such Participant does not execute the Release within the applicable review period, or if such Participant revokes the executed Release during the applicable revocation period, such Participant shall be paid only the Participant’s Accrued Benefits.

(c) Termination for Cause, Termination without Good Reason, or Termination on Account of Death or Permanent Disability (as such terms are defined below). In the event of the Termination of a Participant’s employment (A) by the Company or an Affiliate for Cause, (B) as a result of the Participant’s death or Permanent Disability, or (C) by the Participant without Good Reason (as defined below with respect to such Participant), the Participant or the Participant’s estate shall be paid only the Participant’s Accrued Benefits (which, for the avoidance of doubt, to the extent applicable, may include pro rata vesting of performance-based restricted share units (“PSUs”) upon a qualifying retirement as provided in the award agreements governing any outstanding PSUs), in each case as of the effective date of such termination. Neither the Company nor the Participant shall be party to or bound by a Transition Agreement.

3. BENEFITS PAYABLE UNDER EXECUTIVE SEVERANCE PLAN

In the event of a Participant’s Qualifying Termination, provided that the Participant timely signs the applicable Transition Agreement or Release, does not revoke the applicable Transition Agreement or Release (such that the applicable Transition Agreement or Release becomes effective and irrevocable in accordance with its terms), and complies with the terms of the Transition Agreement or Release (as applicable), including remaining employed through the Transition Period (where applicable) and refraining from conduct prohibited under this Plan and/or the

Transition Agreement or Release (as applicable), in addition to the Accrued Benefits, the Company will provide the benefits set forth in the applicable provisions of this Section 3.

(a)    Qualifying Termination Outside of Change of Control Protection Period. If such Participant’s Qualifying Termination occurs outside of the Change of Control Protection Period (as defined below), the Company will provide the following benefits:

(i)    CEO. If, immediately prior to the Qualifying Termination (and disregarding any event that constitutes Good Reason for such Participant’s termination of employment pursuant to Section 9(s)), such Participant is the CEO:

(A)    two (2) times the sum of the CEO’s Base Salary and Target Annual Bonus, payable, subject to Section 8 in substantially equal installments in accordance with the Company’s regular payroll practices over the two (2) year period commencing on the date of the Qualifying Termination, with the first installment commencing on the first payroll date that occurs on or immediately after the date that the Release becomes effective and irrevocable in accordance with its terms;

(B)    two (2) years continued vesting of (I) the CEO’s then-outstanding equity awards and (II) any unvested amounts then-credited to the CEO’s account under the Deferred Compensation Plan (and deemed earnings on such amounts in accordance with the terms of the Deferred Compensation Plan);

(C)    two (2) years continued employee benefits insurance coverage for the CEO and the CEO’s covered dependents, subject to the CEO’s continued payment of employee premiums associated with such coverage. To the extent required by applicable law, an amount equal to the portion of the premium paid by the Company for such continued coverage will be included in the CEO’s income for tax purposes, and the Company or an Affiliate may withhold taxes from other compensation payable to the CEO for such purpose; and

(D)    continued provision of indemnification as provided by the Company’s indemnification policy.

(ii)    Participants other than the CEO. If, immediately prior to the Transition Period (and disregarding any event that constitutes Good Reason for such Participant’s termination of employment pursuant to Section 9(s)), such Participant is a Participant other than the CEO:

(A)    continuation of the Participant’s Base Salary for twelve (12) months, payable, subject to Section 8(i), in accordance with the Company’s regular payroll practices during the Transition Period;

(B)    continued vesting during the Transition Period of (I) the Participant’s then-outstanding equity awards, including, but not limited to, service-based restricted share units (“RSUs”) and PSUs, and (II) any unvested amounts then credited to the Participant’s account under the Deferred Compensation Plan (and deemed earnings on such amounts in accordance with the terms of the Deferred Compensation Plan), in each case per applicable plan rules and Company policies;

(C)    payment of a pro-rated portion of the Participant’s annual bonus under the Company’s annual incentive bonus plan in respect of the fiscal year during which the Transition Period begins, calculated by multiplying (I) the amount (if any) of the annual bonus that otherwise would have been earned by the Participant based on actual achievement of the applicable performance goals for the entire fiscal year (determined without regard to any discretionary adjustments that would have the effect of reducing the amount of the Participant’s annual bonus, other than discretionary adjustments applicable to all similarly situated employees whose employment continued through the end of such fiscal year), by (II) a fraction, the numerator of which is the number of full months of employment completed by the Participant during such fiscal year and prior to the beginning of the Transition Period, and the denominator of which is twelve (12). Any such pro-rated annual bonus shall be payable at such time as annual bonuses for the applicable fiscal year are payable to similarly situated employees whose employment continued through the end of such fiscal year;

(D) accelerated vesting of any unvested RSUs and unvested amounts then credited to the Participant’s account under the Deferred Compensation Plan (and deemed earnings on such amounts in accordance with the terms of the Deferred Compensation Plan) that would have become vested in accordance with their terms if the Participant’s employment had continued for one (1) year following the end of the Transition Period. This benefit is subject to Participant signing an additional Release of Claims and re-affirmation of compliance with Participant’s obligations after the conclusion of the Transition Period;

(E) continued employee benefits insurance coverage for the Participant and the Participant’s covered dependents for twelve (12) months during the Transition Period, subject to the Participant’s continued payment of employee premiums associated with such coverage; and

(F) continued provision of indemnification as provided by the Company’s indemnification policy.

(b)     Qualifying Termination During Change of Control Protection Period. If such Participant’s Qualifying Termination occurs during the Change of Control Protection Period (as defined below), the Company will provide the following benefits:

(i) the sum of the Participant’s Base Salary and Target Annual Bonus multiplied by (A) 2.99 for the CEO and (B) two (2) for Participants other than the CEO, payable in each case, subject to Section 8(i), in a single lump sum on the first payroll date that occurs on or immediately after the date that the Release becomes effective and irrevocable in accordance with its terms;

(ii) accelerated vesting of the Participant’s then-outstanding equity awards, in accordance with the terms and conditions of the Equity Incentive Plan and the applicable award agreements;

(iii) without duplication of any benefit provided to the Participant pursuant to Section 4(g) of the Deferred Compensation Plan, accelerated vesting of any unvested portion of the Participant’s account under the Deferred Compensation Plan, effective upon the Qualifying Termination;

(iv) continued employee benefits insurance coverage for the Participant and the Participant’s covered dependents for (A) in the case of the CEO, three (3) years following the Qualifying Termination and (B) in the case of Participants other than the CEO, two (2) years following the Qualifying Termination, subject to the Participant’s continued payment of employee premiums associated with such coverage. To the extent required by applicable law, an amount equal to the portion of the premium paid by the Company for such continued coverage will be included in the Participant’s income for tax purposes, and the Company or an Affiliate may withhold taxes from other compensation payable to the Participant for such purpose; and

(v) continued provision of indemnification as provided by the Company’s indemnification policy.

Other than as set forth above, all incentives due to vest after Qualifying Termination or any applicable Transition Period and any and all remaining unvested incentives not set forth in the Release or Transition Agreement (as applicable) will expire as set forth by plan rules without any additional compensation.

4. EXECUTIVE’S OBLIGATIONS TO RECEIVE BENEFITS UNDER EXECUTIVE SEVERANCE PLAN

In order to be eligible for benefits under this Plan, Participant will be required to comply with the terms and conditions set forth in the Transition Agreement or Release (as applicable) that Participant will be required to sign. Failure to comply with the obligations set forth in the Transition Agreement or Release (as applicable) may result in suspension of benefits, clawback of all or some of the benefits already provided, to the extent allowed by law, and appropriate legal action.

(a) To the extent and during the period provided in the Transition Agreement (or Release if applicable), and as may be more fully set forth therein:

(i) Participant may not:

(A) provide services of any kind for competing firms, suppliers, and/or customers without Prior Approval (as defined below). For the avoidance of any doubt, Participant shall also obtain Prior Confirmation

(as defined below) regarding whether a potential employer is considered a competing firm, supplier or customer of Flex;

(B) solicit or recruit Flex employees, contractors, etc., without Prior Approval; or

(C) solicit business from Flex customers or suppliers without Prior Approval.

(ii) Participant shall not use or disclose Flex or customer confidential information.

(iii) Participant shall cooperate with the Company in any investigation, litigation or other proceeding, provide testimony as may be required, and notify the Company should Participant become aware of any investigation, litigation or other proceeding or be subject to any subpoena or legally compulsive process seeking disclosure of confidential information.

(iv) Participant shall provide transition duties as set forth in the Transition Agreement (if applicable).

(v) Participant shall not disparage the Company.

(vi) Participant shall return to the Company all Company documents, badges, devices and equipment.

(b)    Notwithstanding the foregoing, nothing in this Section 4 or in any Participant’s Transition Agreement or Release (as applicable) shall restrict or prohibit any Participant from communicating with, providing testimony before, providing confidential information to, or filing or cooperating any a claim or investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of applicable state or federal law or regulation.

(c)    By accepting any benefit under this Plan, each Participant acknowledges and agrees that all benefits provided under this Plan will be subject to recoupment in accordance with any clawback policy that the Company adopts (or has adopted, including the Executive Incentive Compensation Recoupment Policy, as amended from time to time).

(d)    For purposes of this Section 4, the term “Flex” includes the Company and its subsidiaries and Affiliates.

5. DISPUTE RESOLUTION.

(a)     To the extent permitted by applicable law and to the extent that the enforceability of this Plan is not thereby impaired, any and all disputes, controversies or claims between a Participant and the Company or any of its Affiliates arising out of, or relating to, the terms, conditions, commencement, termination, or any other aspect of Participant’s employment or engagement with the Company or any of its Affiliates (including but not limited to any disputes arising under this Plan), except those arising under Section 5(d) hereof, shall be determined exclusively by final and binding arbitration before a single arbitrator in accordance with the applicable Arbitration Rules and Procedures, or successor rules then in effect, of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) and judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. As a material part of this agreement to arbitrate claims, the parties expressly waive all rights to a jury trial in court on all statutory or other claims. This Section 5 does not purport to limit either party’s ability to recover any remedies provided for by applicable statute, including attorneys’ fees.

(b)     The arbitration shall be held in the Austin, Texas metropolitan area, and shall be administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Under such proceeding, the parties shall select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Texas or federal law as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The parties agree that they will be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator, consistent with the nature of the claims in dispute and the efficiencies that arbitration is designed to promote. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award that shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.

(c)     The Company shall be responsible for payment of the arbitrator’s fees as well as all administrative fees associated with the arbitration. The parties shall be responsible for their own attorneys’ fees and costs (including expert fees and costs). However, the arbitrator will have the authority to award attorneys’ fees to the prevailing party, if the arbitrator finds that the non-prevailing party has acted in bad faith.

(d)     The parties agree, however, that damages would be an inadequate remedy for the Company or any of its Affiliates in the event of a breach or threatened breach of any provision of any proprietary information and/or inventions agreement entered into by Participant. In the event of any such breach or threatened breach, the Company or any of its Affiliates may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Participant from violating any provision of any proprietary information agreement and requiring Participant to comply with the terms of that agreement.

6. ADMINISTRATION OF PLAN; CLAIMS PROCEDURE.

(a)     General. Except as specifically provided herein, the Plan shall be administered by the Compensation and People Committee of the Board (the “Committee”). The Committee may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance benefits, to designated individuals or committees. The Committee shall be the “administrator” and a “named fiduciary” under the Plan for purposes of ERISA (as defined below).

(b)     Interpretations and Variations. The Committee shall have the duty and authority to interpret and construe, in its sole discretion, the terms of the Plan in regard to all questions of eligibility, the status and rights of Participants, and the manner, time and amount of any payment under the Plan. The Committee or its representative shall decide any issues arising under this Plan, and the decision of the Committee shall be binding and conclusive on the Participants and the Company. Any variations from the Plan may be made only by the Committee in its sole discretion.

(c)     Filing a Claim. It is not normally necessary to file a claim in order to receive benefits under this Plan; however, if a Participant (the “Claimant”) feels he or she has been improperly denied severance benefits, any claim for payment of severance benefits shall be signed, dated and submitted to the General Counsel of the Company, as set forth in Section 8(c) hereof. The Committee shall then evaluate the claim and notify the Claimant of the approval or disapproval in accordance with the provisions of this Plan not later than 90 days after the Company’s receipt of such claim unless special circumstances require an extension of time for processing the claims. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the claim was filed). If the Claimant does not provide all the necessary information for the Committee to process the claim, the Committee may request additional information and set deadlines for the Claimant to provide that information.

(d)     Notice of Initial Determination. The Claimant shall be given a written notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (i) the specific reasons for the denial, (ii) specific references to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary and (iv) an explanation of this Plan’s appeal procedures, which shall also include a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.

(e)     Right to Appeal. If a claim for payment of severance benefits made in accordance with the procedures specified in this Plan is denied, in whole or in part, the Claimant shall have the right to request that the Committee review the denial, provided that the Claimant files a written request for review with the Committee within 60 days after the date on which the Claimant received written notification of the denial. The Claimant may review or receive copies, upon request and free of charge, of any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the Claimant’s claim. The Claimant may also submit written comments, documents, records and other information relating to his or her claim.

(f)     Review of Appeal. In deciding a Claimant’s appeal, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If the Claimant does not provide all the necessary information for the Committee to decide the appeal, the Committee may request additional information and set deadlines for the Claimant to provide that information. Within 60 days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial 60 day period specifying the reasons for the extension and when such review shall be completed (provided that, to the extent required by ERISA, such review shall be completed within 120 days after the date on which the request for review was filed).

(g)     Notice of Appeal Determination. The decision on review shall be forwarded to the Claimant in writing and, in the case of a denial, shall include (i) specific reasons for the decision, (ii) specific references to the pertinent Plan provisions upon which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information “relevant” to the Claimant’s claim and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits. The Committee’s decision on review shall be final and binding on all persons for all purposes. If a Claimant shall fail to file a request for review in accordance with the procedures herein outlined, such Claimant shall have no right to review and shall have no right to bring any arbitration or court action, and the denial of the claim shall become final and binding on all persons for all purposes. Any notice and decisions by the Committee under this Section 6 may be furnished electronically in accordance with the applicable Department of Labor regulations.

7. NON-DUPLICATION OF BENEFITS; NO MITIGATION.

The Company may, in its discretion and to the extent permitted under applicable law, offset against the Participant’s benefits under this Plan or the applicable Transition Agreement or Release, any other severance, termination, or similar benefits payable to the Participant by the Company, including, but not limited to any amounts paid under any employment agreement or other individual contractual arrangement, or amounts paid to comply with, or satisfy liability under, the Worker Adjustment and Retraining Notification Act or any other federal, state, or local law requiring payments in connection with an involuntary termination of employment, plant shutdown, or workforce reduction, including, but not limited to, amounts paid in connection with paid leaves of absence, back pay, benefits, and other payments intended to satisfy such liability or alleged liability. In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

8. GENERAL.

(a)     No Waiver. No failure by the Company or a Participant at any time to give notice of any breach by the Company or a Participant, or to require compliance with, any condition or provision of this Plan shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b)     Severability. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Plan to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended, the remainder of the Plan shall continue in full force and effect as if the offending provision were not contained herein.

(c)     Notices. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be considered effective either (a) upon personal service, or (b) upon delivery by facsimile and depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and, if addressed to the Company, in care of the General Counsel at the Company’s corporate headquarters at 12515-8 Research Blvd, Suite 300, Austin, TX 78759, and, if addressed to Participant, at his or her most recent address shown on the Company’s corporate records or at any other address that Participant may specify in any appropriate notice to the Company, or (c) upon only depositing such notice in the U.S. Mail as described in clause (b) of this paragraph, or (d) upon delivery by email, if addressed to the Company to General.Counsel@flex.com, and if addressed to Participant to such email address as Participant may specify by notice to the Company.

(d)     Governing Law. THIS PLAN SHALL BE DEEMED TO BE MADE IN THE STATE OF TEXAS, AND, TO THE EXTENT NOT PREEMPTED BY ERISA OR OTHER FEDERAL LAW, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES. By participating in this Plan, each Participant and the Company hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts located in Texas and agree that, subject to Sections 5 and 6 hereof, any claim may be brought in a court of law or equity in any such Texas court. Note, however, that Transition Agreements or Releases with Participants outside of Texas may be governed by the laws of the jurisdiction in which they worked prior to the separation of employment.

(e)     Assignment and Successors. The Company shall have the right to assign its rights and obligations under this Plan to an entity that, directly or indirectly, acquires all or substantially all of the assets of the Company, and in the event of a Change of Control, the Company shall require the successor or survivor corporation to expressly assume this Plan and agree to perform the Company’s obligations under this Plan. The rights and obligations of the Company under this Plan shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Participant’s rights, benefits and obligations under this Plan are personal and shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.

(f)     Amendment and Termination of this Plan. The Committee may amend, modify or terminate this Plan at any time; provided, however, that except as specifically provided for in Section 8(j) hereof, (i) no amendment, modification or termination of the Plan that is materially adverse to the Participants shall become effective earlier than ninety (90) days after the date of the relevant corporate action authorizing such amendment, modification or termination, (ii) within the one-year period following a Change of Control, no amendment, modification or termination of the Plan that is materially adverse to the Participants shall become effective earlier than one (1) year after the date of the relevant corporate action authorizing such amendment, modification or termination, and (iii) no such amendment, modification or termination shall affect the right to any unpaid severance benefits under the terms of this Plan or the applicable Transition Agreement or Release of any Participant whose notice of termination without Cause or notice of termination for Good Reason has occurred prior to such amendment, modification or termination of this Plan.

(g)     Survival. If a Participant’s notice of termination without Cause or notice of termination for Good Reason occurs while the Plan is in effect, the provisions of this Plan, including Sections 2, 4, 5, 6, 7, 8, and 9 shall survive and remain binding and enforceable, notwithstanding the expiration or termination of this Plan or the termination of such Participant’s employment with the Company or any of its Affiliates, to the extent necessary to preserve the intended benefits of such provisions.

(h)     Taxes and Other Withholdings. Notwithstanding any other provision of this Plan, the Company or any of its Affiliates may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether the Participant has been paid amounts to which Participant is entitled.

(i)     Tax Matters. The intent of the parties is that payments and benefits under this Plan and the applicable Transition Agreement or Release comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan and the applicable Transition Agreement or Release shall be interpreted and administered to be in compliance therewith. In the event that the Company determines that any provision of this Plan or the applicable Transition Agreement or Release does not comply with Section 409A of the Code or any such rules, regulations or guidance and that as a result any Participant may become subject to a Section 409A tax, notwithstanding Section 8(f) hereof, the Company shall have the discretion to amend or modify such provision to avoid the application of such Section 409A tax, and in no event shall any Participant’s consent be required for such amendment or modification. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company or any of its Affiliates for purposes of any payments under this Plan or the applicable Transition Agreement or Release which are subject to Section 409A of the Code until the Participant has incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Further, solely to the extent necessary to comply with Section 409A of the Code, a “Change of Control” shall mean a transaction defined as a “Change of Control” for purposes of this Plan that also constitutes a “change in control event” within the meaning of Section 409A of the Code and Treasury Regulation § 1.409A-3(i)(5). Each amount or installment to be paid or benefit to be provided under this Plan or the applicable Transition Agreement or Release shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan, the applicable Transition Agreement or Release and all other company plans and agreements during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or, if earlier, the Participant’s date of death). With respect to any amounts or benefits that are conditioned on the receipt and non-revocation of a release of claims, if the period during which the Participant may execute such release of claims commences in one calendar year and ends in a subsequent calendar year, such amounts or benefits shall be paid or provided in the subsequent calendar year to the extent required to comply with Section 409A of the Code. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Participant shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Participant) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Plan or the applicable Transition Agreement or Release will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

(j)     Excise Taxes.

(i) Notwithstanding anything to the contrary in this Plan or the applicable Transition Agreement or Release (or any other agreement entered into by and between a Participant and the Company or any of its Affiliates or any incentive arrangement or plan offered by the Company or any of its Affiliates), in the event that any amount or benefit paid or distributed to the Participant pursuant to this Plan or the applicable Transition Agreement or Release, taken together with any amounts or benefits otherwise paid or distributed to the Participant by the Company or any of its Affiliates (collectively, the “Covered Payments”), would exceed the amount which can be paid to the Participant without the Participant incurring an Excise Tax (as defined below), then the amounts payable to the Participant under this Plan, the applicable Transition Agreement or Release or any other agreement by and between the Participant and the Company (or any of its Affiliates) or pursuant to any incentive arrangement or plan offered by the Company (or any of its Affiliates) shall be reduced (but not below zero) to the maximum amount of Covered Payments which may be paid without the Participant becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”), but only if and to the extent such reduced amount would provide a greater net after-tax benefit (after taking into account federal, state, local or other income, employment and excise taxes) to the Participant than an unreduced payment that would subject the Participant to an Excise Tax. In the event the Participant receives reduced payments and benefits as a result of application of this Section 8(j), such payments and/or benefits to the Participant shall be reduced in the following order: first, payments that are payable in cash, with amounts that are payable last reduced first; second, payments due in respect of any equity or equity awards included at their full value under Section 280G of the Code (rather than their accelerated value); third, payments due in respect of any equity or equity awards valued at accelerated value under Section 280G, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and fourth, all other non-cash benefits.

(ii) Immediately upon a Change of Control, the Company shall notify the Participant of any modification or reduction as a result of the application of this Section 8(j). In the event the Participant and the Company disagree as to the application of this Section 8(j), the Company shall select a law firm or accounting firm from among those regularly consulted (during the twelve-month period immediately prior to the Change of Control that resulted in the characterization of the Covered Payments as parachute payments) by the Company, and such law firm or accounting firm shall determine, at the Company’s expense, the amount to which the Participant shall be entitled hereunder (and pursuant to any other agreements, incentive arrangements or plans), taking into consideration the application of this Section 8(j), and such determination shall be final and binding upon the Participant and the Company.

(k)     Deemed Resignations. Any termination of a Participant’s employment (or execution of a Transition Agreement or Release) shall constitute an automatic resignation of such Participant as an officer of the Company and each Affiliate of the Company, an automatic resignation from the board of directors, if applicable, of the Company and each Affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body such Participant serves as the Company’s or such Affiliate’s designee or other representative.

(l)     No Guarantee of Employment. This Plan shall not be construed as creating any contract of employment between the Company or any of its Affiliates, on the one hand, and any Participant, on the other hand, nor shall this Plan be construed as restricting in any way the rights of the Company or any of its Affiliates to terminate the employment of any Participant at any time and for any reason subject, however, to any rights of a Participant under this Plan.

(m)     Discrepancies. In case of discrepancies between this Plan and the applicable Transition Agreement or Release, the terms set forth in the applicable Transition Agreement or Release will control.

9. DEFINITIONS.

For purposes of this Plan, the following terms shall have the meanings set forth below:

(a)     “Accrued Benefits” shall mean, with respect to any Participant, (i) any earned but unpaid base salary and any outstanding expense reimbursements submitted and approved in accordance with the Company’s expense reimbursement policies, (ii) any accrued and unused paid time off, and (iii) other unpaid vested amounts or benefits under the Company’s or any of its Affiliates’ compensation, incentive and benefit plans in which the Participant participates, in each case as of the effective date of termination of such Participant’s employment with the Company and its Affiliates.

(b)     “Affiliate(s)” shall mean, with respect to any specified person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. For purposes of the definition of “Affiliate(s),” the term “person” has the meaning described in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)     “Base Salary” shall mean, with respect to any Participant, such Participant’s annual rate of base salary in effect immediately prior to the Participant’s Qualifying Termination or, if earlier, immediately prior to the commencement of the Participant’s Transition Period (if applicable), determined without regard to any reduction that constitutes Good Reason for such Participant’s termination of employment pursuant to Section 9(s).

(d)     “Board” shall mean the Board of Directors of the Company.

(e)     “Cause” shall mean, with respect to any Participant, the occurrence of any of the following: (i) the failure by Participant to perform Participant’s duties with the Company and its subsidiaries (other than any such failure resulting from Participant’s incapacity due to physical or mental illness) after a written demand for performance is delivered to Participant by the Company which demand identifies the manner in which the Company believes that Participant has not performed Participant’s duties, (ii) the engaging by Participant in conduct which is injurious to the Company or its subsidiaries, monetarily or otherwise, (iii) Participant’s conviction of, guilty plea to, or entering a plea of nolo contendere to, a felony, or (iv) Participant’s breach of any terms of the Company’s Code of Conduct, employee handbook or manual, written policies, or written agreements between the Company and Participant, including in each case, without limitation, with respect to confidential information and restrictive covenants.

(f)     “Change of Control” shall mean the occurrence of any of the following events:

(i) a transaction or series of transactions (other than an offering of shares to the general public through a registration statement filed with the Securities and Exchange Commission (“SEC”)) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(ii) during any one-year period, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than any one or more directors designated by any person who shall have entered into an agreement with the Company in connection with any transaction described in subparagraphs (i) or (iii) hereof) whose election or appointment by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the one-year period (other than vacant seats) or whose election or appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board pursuant to a transaction or other mechanism outside of the normal election process of directors under the Singapore Companies Act and/or the Company’s Constitution; or

(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or shares of another entity, in each case other than a transaction:

A. which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

B. after which no person or group, beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subparagraph (iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv) the Company’s shareholders approve a liquidation or dissolution of the Company.

A transaction will not constitute a Change of Control or other consolidating event if effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s voting securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company in substantially the same proportions of their ownership after the transaction. The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

(g)     “Change of Control Protection Period” shall mean, with respect to any Participant, the twenty-four (24) month period commencing on the date of a Change of Control.

(h)     “CEO” shall mean Chief Executive Officer of the Company.

(i)     “Claimant” shall mean a Participant who feels he or she has been improperly denied severance benefits under this Plan and who signs, dates and submits a claim for payment of severance benefits under this Plan to the General Counsel of the Company, as set forth in Section 8(c) hereof.

(j)     “Committee” shall mean the Compensation and People Committee of the Board of Directors of the Company.

(k)     “Company” shall mean Flex Ltd., a Singapore registered public company limited by shares and having company registration no. 199002645H.

(l)     “Covered Payments” shall mean any amount or benefit paid or distributed to the Participant pursuant to this Plan or the applicable Transition Agreement or Release, taken together with any amounts or benefits otherwise paid or distributed to the Participant by the Company or any of its Affiliates.

(m)     “Deferred Compensation Plan” shall mean the Flex 2010 Deferred Compensation Plan, as amended, and any successor nonqualified deferred compensation plan.

(n)     “ELT Participant” shall mean the CEO and any member of the Company’s Executive Leadership Team who reports to the CEO, disregarding any event that constitutes Good Reason for such Participant’s termination of employment pursuant to Section 9(s).

(o)     “Equity Incentive Plan” shall mean the Flex Ltd. Amended and Restated 2017 Equity Incentive Plan, as amended, or, as applicable, any successor shareholder-approved equity compensation plan of the Company.

(p)     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

(q)     “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code or any similar state or local tax that may be imposed.

(r)     “GC” shall mean the General Counsel of the Company.

(s)     “Good Reason” shall have the meaning set forth with respect to a Participant in the applicable provisions of this Section 9(s), provided in any case that a Participant’s termination of employment shall only be considered to constitute “Good Reason” if the Participant also timely satisfies the written notice requirements of Section 2(b) of this Plan and the Company fails to correct the applicable condition specified in the Participant’s written notice during the correction period set out in Section 2(b) of this Plan:

(i) ELT Participants. With respect to an ELT Participant, “Good Reason” shall mean the occurrence of any of the following events or circumstances:

(A) a material diminution in the position, authority, duties or responsibilities of the Participant;

(B) the assignment to the Participant of any duties that are materially inconsistent with the Participant’s status as an officer;

(C) any failure by the Company to obtain the written assumption of this Plan by any successor to the Company as contemplated in Section 8(e) hereof;

(D) material reduction in target base salary and target bonus opportunity; or

(E) mandatory relocation of 50 miles or more.

(ii) Other Participants. With respect to any Participant other than an ELT Participant, “Good Reason” shall mean the occurrence of any of the following events or circumstances:

(A) a material reduction in target base salary and target bonus opportunity (other than as part of an across-the-board, proportional salary reduction applicable to similarly situated employees); or

(B) mandatory relocation of 50 miles or more.

(t)     “JAMS” shall mean Arbitration Rules and Procedures, or successor rules then in effect, of Judicial Arbitration and Mediation Services, Inc.

(u)     “Participant or Participants” shall mean individuals who are classified as employees of the Company or one of its Affiliates who are at or above Grade 35, including the CEO of the Company.

(v)     “Payment Cap” shall mean the maximum amount of Covered Payments that may be paid without the Participant becoming subject to the Excise Tax.

(w)     “PSUs” shall mean performance-based restricted share units.

(x)     “Permanent Disability” shall mean any medically determinable physical or mental impairment that can reasonably be expected to result in death or that has lasted or can reasonably be expected to last for a continuous period of not less than twelve (12) months and that renders Participant unable to perform effectively all of the essential functions of Participant’s position, with or without reasonable accommodation.

(y)     “Plan” shall mean this Executive Severance Plan.

(z)     “Prior Approval” shall mean the CEO’s and the GC’s written approval, which shall not be denied unreasonably, that Participants are required to obtain before providing services to competing firms, suppliers, and/or customers.

(aa)     “Prior Confirmation” shall mean the CEO’s and the GC’s written confirmation, which shall be made in good faith, that Participants are required to obtain (before obtaining Prior Approval) regarding whether a Participant’s potential employer is considered a competing firm, supplier or customer of the Company.

(bb)     “Qualifying Termination” shall mean (i) the termination of a Participant’s employment by the Company or an Affiliate without Cause and not as a result of the Participant’s death or Permanent Disability, or (ii) a Participant’s termination of his or her employment with the Company and its Affiliates for Good Reason.

(cc)     “RSUs” shall mean service-based restricted share units.

(dd)     “Target Annual Bonus” shall mean, with respect to any Participant, such Participant’s target annual bonus amount under the Company’s annual incentive bonus plan for the fiscal year in which such Participant’s Qualifying Termination occurs (or if earlier, the fiscal year in which such Participant’s Transition Period begins, if applicable), determined without regard to any reduction in such target annual bonus amount that constitutes Good Reason for such Participant’s termination of employment pursuant to Section 9(s).

(ee)     “Transition Agreement” shall mean a Transition and Release Agreement in a form provided by the Company which Participants other than the CEO are required to sign in order to receive benefits under this Plan in connection with a Qualifying Termination that occurs outside the Change of Control Protection Period and in which such Participants agree to provide services during the Transition Period, in each case in accordance with and subject to the terms thereof.

(ff)     “Transition Period” shall mean a period of 12 months (or such shorter or longer period as set forth in an applicable Transition Agreement) following the transition commencement date specified in the Transition Agreement signed by a Participant other than the CEO in connection with a Qualifying Termination that occurs outside the Change of Control Protection Period, during which such Participant agrees to provide transition services to the Company in order to receive benefits under this Plan, in each case in accordance with and subject to the terms of the Transition Agreement.

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